Exhibit 99.1

American Eagle Outfitters, Inc. President and Chief Merchandising Officer to Leave Company

PITTSBURGH-June 26, 2008-American Eagle Outfitters, Inc. (NYSE:AEO) today announced that Susan P. McGalla has advised the firm she will not renew her contract as President and Chief Merchandising Officer, which expires January 31, 2009.

"After 14 very rewarding years with American Eagle, I feel it's time to move on to new challenges," Ms. McGalla said. "I am grateful for the opportunities American Eagle has presented to me over the years and to lead such a talented team."

Ms. McGalla has agreed to devote her remaining time with the company to building Martin & Osa, 77kids, as well as special projects. Her responsibilities as President will be assumed by Jim O'Donnell, Chief Executive Officer. The company will conduct a search for a new Chief Merchandising Officer.

"Susan has been an important part of our growth and success at American Eagle Outfitters," said Jim O'Donnell, Chief Executive Officer. "Among her many accomplishments, she has been a key leader in the growth of AE's dominant women's business, launch of aerie, refinement of the Martin + Osa concept, and development of our newest brand, 77kids. Susan's leadership and commitment to the development of our merchandising teams gives me confidence in a seamless transition. On a personal level, I wish Susan the best in all of her future endeavors and continue to be excited about American Eagle Outfitters' future."

About American Eagle Outfitters, Inc.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 870 stores in 50 states, the District of Columbia and Puerto Rico, and 76 AE stores in Canada. American Eagle also operates ae.com(R), which offers additional sizes and styles of favorite AE(R) merchandise and ships to more than forty countries around the world. The American Eagle(R) brand also includes a Dormwear(R) collection, aerie(TM), which is available in 67 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA(TM), a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. MARTIN + OSA currently operates 22 stores. For additional information and updates, visit www.martinandosa.com.

The company plans to open a children's apparel brand, 77kids by American eagle(TM). The new brand will offer on-trend, high-quality clothing and accessories for kids age two to 10. 77kids will launch worldwide online at www.77kids.com during Fiscal 2008, with brick-and-mortar stores in the U.S. planned for 2010.

Contact:

Media: Jani Strand, 412.432.4500 or strandj@ae.com.

Investors: Judy Meehan, 412.432.3300

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